Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 28, 2014 (August 12, 2014 as to the effects of the change in segments described in note 5), relating to the consolidated financial statements of The Management Network Group, Inc. and subsidiaries appearing in the Current Report on Form 8-K dated August 12, 2014 of Cartesian, Inc. (formerly The Management Network Group, Inc.) for the year ended December 28, 2013, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

August 12, 2014